Exhibit 12

December 6, 2017

Board of Directors

Electromedical Technologies, Inc.

To the Board of Directors:

We are acting as counsel to Electromedical Technologies, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 7,042,254 shares of the Company’s Common Stock.

In connection with the opinion contained herein, we have examined the offering statement, the certificate of incorporation and the bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the shares of Common Stock being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP
CrowdCheck Law LLP (formerly KHLK, LLP)
By Jamie Ostrow, Partner

CrowdCheck Law LLP P.O. Box 70743, Washington D.C. 20024